Exhibit 10.1

RECEIVABLES SALE AGREEMENT

DATED AS OF OCTOBER 31, 2007

BETWEEN

BECKMAN COULTER, INC.,

as Originator

AND

BECKMAN COULTER FINANCE COMPANY, LLC,

as Buyer

Table of Contents

		Page
ARTICLE I
AMOUNTS AND TERMS OF THE PURCHASE

Section 1.1.	Purchase of Receivables	1
Section 1.2.	Payment for the Receivables	2
Section 1.3.	Purchase Price Credit Adjustments	4
Section 1.4.	Payments and Computations, Etc	4
Section 1.5.	Transfer of Records	4
Section 1.6.	Characterization	5

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.1.	Representations and Warranties of Buyer	6
Section 2.2.	Representations and Warranties of Originator	7

ARTICLE III
CONDITIONS OF PURCHASE

Section 3.1.	Conditions Precedent to Purchase	10
Section 3.2.	Conditions Precedent to Subsequent Payments	10

ARTICLE IV
COVENANTS

Section 4.1.	Affirmative Covenants of Originator	10
Section 4.2.	Negative Covenants of Originator	14

ARTICLE V
TERMINATION EVENTS

Section 5.1.	Termination Events	16
Section 5.2.	Remedies	17

ARTICLE VI
INDEMNIFICATION

Section 6.1.	Indemnities by Originator	17
Section 6.2.	Other Costs and Expenses	19

ARTICLE VII
MISCELLANEOUS

Section 7.1.	Waivers and Amendments	19
Section 7.2.	Notices	19
Section 7.3.	Protection of Ownership Interests of Buyer	20
Section 7.4.	Confidentiality	20

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Table of Contents

(continued)

		Page
Section 7.5.	Bankruptcy Petition	21
Section 7.6.	CHOICE OF LAW	21
Section 7.7.	CONSENT TO JURISDICTION	21
Section 7.8.	WAIVER OF JURY TRIAL	21
Section 7.9.	Integration; Binding Effect; Survival of Terms	21
Section 7.10.	Counterparts; Severability; Section References	22

Exhibits and Schedules

Exhibit I	Definitions
Exhibit II	Form of Compliance Certificate
Exhibit III	Form of Subordinated Note
Schedule A	Chief Executive Office; Places of Business; Locations of Records; Federal Employer Identification Number(s); Other Names
Schedule B	Lock-Boxes; Collection Accounts; Collection Banks
Schedule C	List of Documents to Be Delivered to Buyer Prior to the Purchase (Closing List)
Schedule D	Credit and Collection Policy

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RECEIVABLES SALE AGREEMENT

THIS RECEIVABLES SALE AGREEMENT, dated as of October 31, 2007, is by and between Beckman Coulter, Inc., a Delaware corporation (“Originator”), and Beckman Coulter Finance Company, LLC, a Delaware limited liability company (“Buyer”). Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit I.

PRELIMINARY STATEMENTS

Originator now owns, and from time to time hereafter will own, Receivables. Originator wishes to sell and assign to Buyer, and Buyer wishes to purchase from Originator, all of Originator’s right, title and interest in and to such Receivables, together with the Related Security and Collections with respect thereto.

Originator and Buyer intend the transactions contemplated hereby to be true sales of the Receivables from Originator to Buyer, providing Buyer with the full benefits of ownership of the Receivables, and Originator and Buyer do not intend these transactions to be, or for any purpose to be characterized as, loans from Buyer to Originator.

Following the purchase of Receivables from Originator, Buyer will sell undivided interests therein and in the associated Related Security and Collections pursuant to that certain Receivables Purchase Agreement dated as of the date hereof (as the same may from time to time hereafter be amended, supplemented, restated or otherwise modified, the “Purchase Agreement”) among Buyer, Originator, as Servicer, Park Avenue Receivables Company LLC (“PARCO”), the financial institutions from time to time party thereto as “Financial Institutions” (PARCO and its successors and assigns, together with the Financial Institutions, the “Purchasers”) and JPMorgan Chase Bank, N.A., as administrative agent for the Purchasers thereunder or any successor agent appointed pursuant to the terms of the Purchase Agreement (the “Administrative Agent”).

ARTICLE I

AMOUNTS AND TERMS OF THE PURCHASE

Section 1.1. Purchase of Receivables.

(a) Subject to the terms and conditions hereof, Originator agrees to sell, assign, transfer, set-over, contribute and otherwise convey to Buyer, without recourse (except to the extent expressly provided herein), and Buyer agrees to purchase or acquire from Originator, all of Originator’s right, title and interest in and to all Receivables existing as of the close of business on the Business Day immediately prior to the Initial Funding Date and all Receivables thereafter arising through and including the Termination Date, together, in each case, with all Related Security relating thereto and all Collections thereon (collectively, the “Purchased Assets”).

(b) Effective on the Initial Funding Date, in consideration for the Purchase Price and upon the terms and subject to the conditions set forth herein, Originator does hereby sell, assign, transfer, set-over and otherwise convey to Buyer, without recourse (except to the extent expressly provided herein), and Buyer does hereby purchase from Originator, all of Originator’s right, title and interest in and to the Purchased Assets; provided, however, that in no event shall Buyer be obligated to purchase, or Originator be obligated to sell, any Receivable arising after the Termination Date. In accordance with the preceding sentence, on the Initial Funding Date, Buyer shall acquire all of Originator’s right, title and interest in and to all Receivables existing as of the close of business on the Business Day immediately prior to the Initial Funding Date and thereafter arising, together with all Related Security relating thereto and all Collections thereof and on each Business Day thereafter through and including the Termination Date, Buyer shall acquire all of Originator’s right, title and interest in and to all Receivables which were not previously purchased by Buyer hereunder upon the creation of such Receivables (together with all Related Security relating thereto and all Collections thereof); provided, that Buyer shall be obligated to pay the Purchase Price therefor in accordance with Section 1.2. In connection with the consummation of the Purchase hereunder, Buyer may request that Originator deliver, and Originator shall deliver, such approvals, opinions, information, reports or documents as Buyer may reasonably request.

(c) It is the intention of the parties hereto that the Purchase of Receivables made hereunder shall constitute a “sale of accounts” (as such term is used in Article 9 of the UCC), which sale is absolute and irrevocable and provides Buyer with the full benefits of ownership of the Receivables. Except for the Purchase Price Credits owed pursuant to Section 1.3, the sale of Receivables hereunder is made without recourse to Originator; provided, however, that (i) Originator shall be liable to Buyer for all representations, warranties and covenants made by Originator pursuant to the terms of the Transaction Documents to which Originator is a party, and (ii) such sale does not constitute and is not intended to result in an assumption by Buyer or any assignee thereof of any obligation of Originator or any other Person arising in connection with the Receivables, the related Contracts and/or other Related Security or any other obligations of Originator. In view of the intention of the parties hereto that the Purchase of Receivables made hereunder shall constitute a sale of such Receivables rather than a loan secured thereby, Originator agrees that it will, on or prior to the Initial Funding Date and in accordance with Section 4.1(e)(ii), mark its master data processing records relating to the Receivables with a legend acceptable to Buyer and to the Administrative Agent (as Buyer’s assignee), evidencing that Buyer has purchased such Receivables as provided in this Agreement and to note in its financial statements that its Receivables have been sold to Buyer. Upon the request of Buyer or the Administrative Agent (as Buyer’s assignee), Originator will file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate to perfect and maintain the perfection of Buyer’s ownership interest in the Receivables and the Related Security and Collections with respect thereto, or as Buyer or the Administrative Agent (as Buyer’s assignee) may reasonably request.

Section 1.2. Payment for the Receivables.

(a) The Purchase Price for the Receivables in existence on the close of business on the Business Day immediately preceding the Initial Funding Date shall be payable in full by Buyer to Originator on the Initial Funding Date, and shall be paid to Originator in the following manner:

(i) by delivery of immediately available funds, to the extent of funds made available to Buyer in connection with its subsequent sale of an interest in such Receivables to the Purchasers under the Purchase Agreement, or alternatively by conveyance of all or a portion of the Receivables to Buyer as capital contributions in respect of its membership interest, and

(ii) the balance, by delivery of the proceeds of a subordinated revolving loan from Originator to Buyer (a “Subordinated Loan”) in an amount not to exceed the lower of (A) the remaining unpaid portion of such Purchase Price or (B) 15.0% of such Purchase Price; provided that Originator will make a Subordinated Loan to Buyer only if the aggregate principal amount of the Subordinated Loan then outstanding would not render Buyer’s Net Worth less than the Required Capital Amount. Originator is hereby authorized by Buyer to endorse on the schedule attached to the Subordinated Note an appropriate notation evidencing the date and amount of each advance thereunder, as well as the date of each payment with respect thereto, provided that the failure to make such notation shall not affect any obligation of Buyer thereunder.

The Purchase Price for each Receivable arising after the Initial Funding Date shall be due and owing in full by Buyer to Originator or its designee on the date such Receivable comes into existence (except that Buyer may, with respect to any such Purchase Price, offset against such Purchase Price any amounts owed by Originator to Buyer hereunder and which have become due but remain unpaid) and shall be paid to Originator in the manner provided in the following paragraphs (b), (c) and (d).

(b) With respect to any Receivables coming into existence after the Initial Funding Date, Buyer shall pay the Purchase Price therefor in accordance with Section 1.2(d) and in the following manner:

first, by delivery of immediately available funds, to the extent of funds available to Buyer from its subsequent sale of an interest in the Receivables to the Administrative Agent for the benefit of the Purchasers under the Purchase Agreement or other cash on hand;

second, by delivery of the proceeds of a Subordinated Loan, provided that the making of any such Subordinated Loan shall be subject to the provisions set forth in Section 1.2(a)(ii); and

third, unless Originator has declared the Termination Date to have occurred pursuant to Section 5.2, by accepting a contribution to its capital pursuant to the Limited Liability Company Agreement in an amount equal to the remaining unpaid balance of such Purchase Price.

Subject to the limitations set forth in Section 1.2(a)(ii), Originator irrevocably agrees to advance each Subordinated Loan requested by Buyer on or prior to the Termination Date. The Subordinated Loans shall be evidenced by, and shall be payable in accordance with the terms and provisions of the Subordinated Note and shall be payable solely from funds which Buyer is not required under the Purchase Agreement to set aside for the benefit of, or otherwise pay over to, the Purchasers.

(c) From and after the Termination Date, Originator shall not be obligated to (but may, at its option): (i) sell Receivables to Buyer, or (ii) contribute Receivables to Buyer’s capital pursuant to clause third of Section 1.2(b).

(d) The Purchase Price for each Receivable coming into existence after the Initial Funding Date shall be due and payable in full by Buyer to Originator on the date such Receivable comes into existence. Settlement of the Purchase Price between Buyer and Originator shall be effected on a monthly basis on Settlement Dates with respect to all Receivables coming into existence during the same Calculation Period. Notwithstanding the foregoing, the Buyer may at its option, pay the Purchase Price in respect of any Receivable on any date after the date such Receivable comes into existence or on any other Business Day prior to the first Settlement Date after the date such Receivable came into existence from any funds of the Buyer other than (i) funds necessary to pay accrued and unpaid “Obligations” under the Purchase Agreement and (ii) funds necessary to be applied pursuant to the Purchase Agreement for the Buyer to be in compliance with Sections 2.6 and 7.2(e) of the Purchase Agreement. On each Settlement Date, the Buyer and the Originator shall reconcile (i) the amounts owing to the Originator hereunder with respect to all Receivables sold during the Calculation Period then most recently ended based on the information contained in the Settlement Report delivered by the Servicer pursuant to Article VIII of the Purchase Agreement for the Calculation Period then most recently ended against (ii) the payments made by the Buyer to the Originator in respect of such Receivables during such Calculation Period.

Section 1.3. Purchase Price Credit Adjustments. If on any day:

(a) the Outstanding Balance of a Receivable is:

(i) reduced as a result of any claims arising from warranty, short shipments, damages and other assertions by obligors for product, service or delivery defects (other than cash Collections on account of the Receivables),

(ii) reduced or canceled as a result of a setoff in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction), or

(b) any of the representations and warranties set forth in Article II were not true when made with respect to any Receivable,

then, in such event, Buyer shall be entitled to a credit (each, a “Purchase Price Credit”) against the Purchase Price otherwise payable hereunder equal to (i) in circumstances arising under Section 1.3(a) above, the amount that the Outstanding Balance of such Receivable is so reduced or cancelled or (ii) in circumstances arising under Section 1.3(b) above, the Outstanding Balance of such Receivable; provided, however, notwithstanding anything herein to the contrary, in no event shall the Buyer be entitled to any Purchase Price Credit to the extent it results from credit related issues, the insolvency of, the inability to pay or the bankruptcy of any Obligor or any related assets under any Receivable in any such case occurring after the date of sale of such Receivable hereunder. If such Purchase Price Credit exceeds the Original Balance of the Receivables to be sold hereunder on any date of Purchase, then Originator shall pay to the Buyer such excess amount of such Purchase Price Credit in cash within five (5) Business Days thereafter, provided that if the Termination Date has not occurred, Originator shall be allowed to deduct the remaining amount of such Purchase Price Credit from any indebtedness owed to it under the Subordinated Note.

Section 1.4. Payments and Computations, Etc. All amounts to be paid or deposited by Buyer hereunder shall be paid or deposited in accordance with the terms hereof on the day when due in immediately available funds to the account of Originator designated from time to time by Originator or as otherwise directed by Originator. In the event that any payment owed by any Person hereunder becomes due on a day that is not a Business Day, then such payment shall be made on the next succeeding Business Day. If any Person fails to pay any amount hereunder when due, such Person agrees to pay, on demand, the Default Fee in respect thereof until paid in full; provided, however, that such Default Fee shall not at any time exceed the maximum rate permitted by applicable law. All computations of interest payable hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed.

Section 1.5. Transfer of Records.

(a) In connection with the Purchase of Receivables hereunder, Originator hereby sells, transfers, assigns and otherwise conveys to Buyer all of Originator’s right and title to and interest in the Records relating to all Receivables sold hereunder to the extent necessary to enforce the rights of the Buyer with respect to such Receivables, without the need for any further documentation in connection with the Purchase. In connection with such transfer, Originator hereby grants to each of Buyer, the Administrative Agent and the Servicer an irrevocable, non-exclusive license to use, without royalty or payment of any kind, all software used by Originator to account for the Receivables, to the extent necessary to administer the Receivables, whether such software is owned by Originator or is owned by others and used by Originator under license agreements, if any, with respect thereto, provided that should the consent of any licensor of Originator to such grant of the license described herein be required, Originator hereby agrees that upon the request of Buyer (or the Administrative Agent as Buyer’s assignee), Originator will use its reasonable efforts to obtain the consent of such third-party licensor. The license granted hereby shall be irrevocable, and shall terminate on the date this Agreement terminates in accordance with its terms.

(b) Originator (i) shall take such action requested by Buyer and/or the Administrative Agent (as Buyer’s assignee), from time to time hereafter, that may be necessary or appropriate to ensure that Buyer and its assigns under the Purchase Agreement have an enforceable ownership interest in the Records relating to the Receivables purchased from Originator hereunder, and (ii) shall use its reasonable efforts to ensure that Buyer, the Administrative Agent and the Servicer each has an enforceable right (whether by license or sublicense or otherwise) to use all of the computer software used to account for the Receivables and/or to recreate such Records.

Section 1.6. Characterization.

(a) If, notwithstanding the intention of the parties expressed in Section 1.1(b), any sale or contribution by Originator to Buyer of Receivables hereunder shall be characterized as a secured loan and not a sale or such sale shall for any reason be ineffective or unenforceable (any of the foregoing being a “Recharacterization”), then this Agreement shall be deemed to constitute a security agreement under the UCC. For this purpose and without being in derogation of the parties’ intention that the sale of Receivables hereunder shall constitute a true sale thereof, Originator hereby grants to Buyer a valid and perfected security interest in all of Originator’s right, title and interest in, to and under all Receivables now existing and hereafter arising, all Collections, all Related Security with respect thereto, each Lock-Box and Collection Account and all other rights and payments relating to the Receivables and all proceeds of the foregoing, and all other assets in which Buyer has acquired, may hereafter acquire and/or purports pursuant to the terms and provisions of this Agreement to have acquired an interest under this Agreement to secure all payment and performance obligations of Originator hereunder (including (a) the obligation to remit all Collections with respect to the Receivables to Buyer and (b) the obligation to transfer Receivables to Buyer with a value at least equal to the Receivables, Collections thereon and the Related Security with respect thereto) which security interest shall be prior to all other Adverse Claims thereto. After the occurrence of a Termination Event, Buyer and its assigns shall have, in addition to the rights and remedies which they may have under this Agreement, all other rights and remedies provided to a secured creditor after default under the UCC, which rights and remedies shall be cumulative. In the case of any Recharacterization, each of Originator and Buyer represents and warrants as to itself that each remittance of Collections and other property by Originator to Buyer hereunder will have been (i) in payment of a debt incurred by Originator in the ordinary course of business or financial affairs of Originator and Buyer and (ii) made in the ordinary course of business or financial affairs of Originator and Buyer.

(b) After the occurrence of a Termination Event, Buyer and its assigns shall have, in addition to the rights and remedies which they may have under this Agreement, all other rights and remedies provided to a secured creditor after default under the UCC, which rights and remedies shall be cumulative.

(c) Originator hereby authorizes Buyer (and any of its assigns), within the meaning of Section 9-509 of any applicable enactment of the UCC, as secured party, to file the UCC financing statements contemplated hereby.

(d) Originator acknowledges (i) that Buyer, pursuant to the Purchase Agreement, shall assign to the Administrative Agent, for the benefit of the Purchasers under the Purchase Agreement, all of its rights, remedies, powers and privileges under this Agreement, including in respect of all Receivables, Related Security and Collections acquired by Buyer hereunder and (ii) that the Administrative Agent may further assign such rights, remedies, powers and privileges to the extent permitted in the Purchase Agreement. Originator consents to each such assignment and agrees that the Administrative Agent, as the assignee of Buyer, shall, subject to the terms of the Purchase Agreement, have the right to enforce this Agreement and to exercise directly all of Buyer’s rights and remedies under this Agreement (including, without limitation, the right to give or withhold any consents or approvals of Buyer to be given or withheld hereunder, and, in any case, without regard to whether specific reference is made to Buyer’s assigns in the provisions of this Agreement which set forth such rights and remedies) and Originator agrees to cooperate fully with the Administrative Agent and the Purchasers in the exercise of such rights and remedies. Originator further agrees to give to the Administrative Agent copies of all notices it is required to give to Buyer hereunder.

(e) Each of Originator and Buyer represents and warrants as to itself that each remittance of Collections by Originator to Buyer under this Agreement will have been (i) in payment of a debt incurred by Originator in the ordinary course of business or financial affairs of Originator and Buyer and (ii) made in the ordinary course of business or financial affairs of Originator and Buyer.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Originator (as of the Initial Funding Date and as of each subsequent date on which any Receivable comes into existence) that:

(a) Existence and Power. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to do business and is in good standing as a foreign limited liability company, and has and holds all limited liability company power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted, except where the failure to so qualify or so hold could not reasonably be expected to have a Material Adverse Effect.

(b) Power and Authority; Due Authorization, Execution and Delivery. The execution and delivery by Buyer of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder are within its limited liability company powers and authority and have been duly authorized by all necessary limited liability company action on its part. This Agreement and each other Transaction Document to which Buyer is a party has been duly executed and delivered by Buyer.

(c) No Conflict. The execution and delivery by Buyer of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder do not contravene or violate (i) its certificate of formation and limited liability company agreement, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound, the contravention or violation of which would result in a Material Adverse Effect, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, the contravention or violation of which would result in a Material Adverse Effect, and do not result in the creation or imposition of any Adverse Claim on assets of the Buyer (except as created hereunder and under the Purchase Agreement) except, in any case, where such contravention or violation would not reasonably be expected to have a Material Adverse Effect; and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.

(d) Binding Effect. This Agreement and each other Transaction Document to which Buyer is a party constitute the legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 2.2. Representations and Warranties of Originator. Originator hereby represents and warrants to Buyer (as of the Initial Funding Date and as of each subsequent date on which any Receivable comes into existence) that:

(a) Corporate Existence and Power. Originator is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to do business and is in good standing as a foreign corporation, and has and holds all corporate power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted, except where the failure to so qualify or so hold could not reasonably be expected to have a Material Adverse Effect.

(b) Power and Authority; Due Authorization Execution and Delivery. The execution and delivery by Originator of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder and, Originator’s use of the proceeds of the Purchase made hereunder, are within its corporate powers and authority and have been duly authorized by all necessary corporate action on its part. This Agreement and each other Transaction Document to which Originator is a party has been duly executed and delivered by Originator.

(c) No Conflict. The execution and delivery by Originator of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder do not contravene or violate (i) its certificate or articles of incorporation or by-laws, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under the Credit Agreement or any other instrument, document or agreement in each case relating to any material Indebtedness of Originator, (iv) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound the contravention or violation of which would result in a Material Adverse Effect, or (v) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, the contravention or violation of which would result in a Material Adverse Effect, and do not result in the creation or imposition of any Adverse Claim on assets of Originator or its Subsidiaries (except as created hereunder) except, in any case, where such contravention or violation would not reasonably be expected to have a Material Adverse Effect; and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.

(d) Governmental Authorization. Other than the filing of the financing statements required hereunder, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by Originator of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder.

(e) Actions, Suits. There are no actions, suits or proceedings pending, or to the best of Originator’s knowledge, threatened, against or affecting Originator, or any of its properties, in or before any court, arbitrator or other body, that could reasonably be expected to have a Material Adverse Effect. Originator is not in default with respect to any order of any court, arbitrator or governmental body.

(f) Binding Effect. This Agreement and each other Transaction Document to which Originator is a party constitute the legal, valid and binding obligations of Originator enforceable against Originator in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(g) Accuracy of Information. All information heretofore furnished by Originator or any of its Affiliates to Buyer (or its assigns) for purposes of or in connection with this Agreement, any of the other Transaction Documents or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by Originator or any of its Affiliates to Buyer (or its assigns) will be, true and accurate in every material respect on the date such information is stated or certified and does not and will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

(h) Use of Proceeds. No proceeds of the Purchase hereunder will be used (i) for a purpose that violates, or would be inconsistent with, Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction which is subject to Sections 12, 13 or 14 of the Securities Exchange Act of 1934, as amended.

(i) Good Title. Immediately prior to the Purchase hereunder, Originator shall be the legal and beneficial owner of each Receivable and Related Security with respect thereto, free and clear of any Adverse Claim, except as created by the Transaction Documents. Each Receivable was generated by the Originator in the ordinary course of its business and was not acquired by the Originator from any other Person.

(j) Perfection. This Agreement, together with the filing of the financing statements contemplated hereby, is effective to, and shall, upon the Purchase hereunder, transfer to Buyer (and Buyer shall acquire from Originator) legal and equitable title to, with the right to sell and encumber each Receivable existing and hereafter arising, together with the Related Security and Collections with respect thereto, free and clear of any Adverse Claim, except as created by the Transactions Documents. There have been duly filed all financing statements under the UCC of all appropriate jurisdictions to perfect Buyer’s ownership interest in the Receivables, the Related Security and the Collections.

(k) Places of Business and Location of Records. The principal places of business and chief executive office of Originator and the offices where it keeps all material Records (including Contracts) are located at the address(es) listed on Schedule A or such other locations of which Buyer has been notified in accordance with Section 4.2(a) in jurisdictions where all action required by Section 4.2(a) has been taken and completed. Originator’s Federal Employer Identification Number is correctly set forth on Schedule A.

(l) Collections. The conditions and requirements set forth in Section 4.1(i) have at all times been satisfied and duly performed. The names and addresses of all Collection Banks, together with the account numbers of the Collection Accounts of Originator at each Collection Bank and the post office box number of each Lock-Box, are listed on Schedule B (as such Schedule may be amended from time to time with the consent of Buyer (or its assigns), which consent shall not be unreasonably withheld so long as any new Collection Account shall be subject to a Collection Account Agreement). Originator has instructed all Obligors to pay all Collections with respect thereto directly to a Lock-Box or Collection Account. Originator has not granted any Person, other than Buyer as contemplated by this Agreement, dominion and control of any Lock-Box or Collection Account, or the right to take dominion and control of any such Lock-Box or Collection Account at a future time or upon the occurrence of a future event.

(m) Material Adverse Effect. (i) Since December 31, 2006, no event has occurred that would have a Material Adverse Effect of the types described in clauses (i) and (ii) of the definition thereof.

(n) Names. In the past five (5) years, Originator has not used any corporate names, trade names or assumed names other than (i) the name in which it has executed this Agreement and (ii) as listed on Schedule A.

(o) Ownership of Buyer. Originator owns, directly or indirectly, 100% of the issued and outstanding capital stock of Buyer, free and clear of any Adverse Claim. Such capital stock is validly issued, fully paid and nonassessable, and there are no options, warrants or other rights to acquire securities of Buyer.

(p) Not an Investment Company. Originator is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.

(q) Compliance with Law. Originator has complied in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Receivable, together with the Contract related thereto, does not contravene any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), and no part of such Contract is in violation of any such law, rule or regulation, except where such contravention or violation could not reasonably be expected to have a Material Adverse Effect on such Receivable or Contract or the enforceability thereof.

(r) Compliance with Credit and Collection Policy. Originator has complied in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract, and except with respect to changes that could not reasonably be expected to have a Material Adverse Effect, the Originator has not made any material change to such Credit and Collection Policy, except such material change as to which Buyer (or its assigns) has been notified in accordance with Section 4.1(a)(vii).

(s) Payments to Originator. With respect to each Receivable transferred to Buyer hereunder, the Purchase Price received by Originator constitutes reasonably equivalent value in consideration therefor and such transfer was not made for or on account of an antecedent debt. No transfer by Originator of any Receivable hereunder is or may be voidable under any section of the Bankruptcy Reform Act of 1978 (11 U.S.C. §§ 101 et seq.), as amended.

(t) Enforceability of Contracts. Each Contract with respect to each Receivable is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of the Receivable created thereunder and any accrued interest thereon, enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(u) Eligible Receivables. Each Receivable included in the Net Receivables Balance as an Eligible Receivable on the date of its Purchase hereunder was an Eligible Receivable on such date of Purchase.

(v) Accounting. The Originator will treat the transactions contemplated by this Agreement as a true sale for all purposes.

(w) Compliance with Section 271 of Delaware General Corporation Law. For purposes of Section 271 of the Delaware General Corporation Law, the transfers contemplated hereunder do not and will not at any time constitute the sale, lease or exchange of all or substantially all of the Originator’s property and assets.

ARTICLE III

CONDITIONS OF PURCHASE

Section 3.1. Conditions Precedent to Purchase. The Purchase under this Agreement is subject to the conditions precedent that (a) Buyer shall have received on or before the date of such purchase those documents listed on Schedule C and (b) all of the conditions to the initial purchase under the Purchase Agreement shall have been satisfied or waived in accordance with the terms thereof.

Section 3.2. Conditions Precedent to Subsequent Purchases. Buyer’s obligation to purchase Receivables coming into existence after the Initial Funding Date shall be subject to the further conditions precedent that: (a) the Facility Termination Date shall not have occurred; and (b) Buyer (or its assigns) shall have received such other approvals, opinions or documents as it may reasonably request; (c) on the date on which each Receivable comes into existence, the representations and warranties set forth in Article II are true and correct on and as of such date as though made on and as of such date.

ARTICLE IV

COVENANTS

Section 4.1. Affirmative Covenants of Originator. Until the date on which this Agreement terminates in accordance with its terms, Originator hereby covenants as set forth below:

(a) Financial Reporting. Originator will maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with GAAP, and furnish to Buyer (and its assigns):

(i) Annual Reporting. Within 95 days after the close of each of its fiscal years, audited, unqualified consolidated financial statements (which shall include balance sheets, statements of income and retained earnings and a statement of cash flows) for Originator for such fiscal year certified in a manner acceptable to Buyer (or its assigns) by KPMG LLP or such other independent public accountants acceptable to Buyer (or its assigns).

(ii) Quarterly Reporting. Within 50 days after the close of the first three (3) quarterly periods of each of its respective fiscal years, unaudited balance sheets of Originator as at the close of each such period and statements of income and retained earnings and a statement of cash flows for the Originator for the period from the beginning of such fiscal year to the end of such quarter, all certified by an Authorized Officer of such Person.

(iii) Compliance Certificate. (A) Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit II signed by Originator’s Authorized Officer and dated the date of such annual financial statement or such quarterly financial statement, as the case may be and (B) at the time of delivery of any compliance certificate required to be delivered under the Credit Agreement, a copy of such compliance certificate.

(iv) Shareholders Statements and Reports. Promptly upon the furnishing thereof to the shareholders of Originator copies of all financial statements, reports and proxy statements so furnished.

(v) S.E.C. Filings. If applicable, promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which Originator or any of its Subsidiaries files with the Securities and Exchange Commission.

(vi) Copies of Notices. Promptly upon its receipt of any notice, request for consent, financial statements, certification, report or other communication under or in connection with any Transaction Document from any Person other than Buyer, the Administrative Agent or PARCO, copies of the same. Notices or information delivered to the Administrative Agent by the Originator pursuant to the Purchase Agreement shall be deemed delivered by the Originator to the Buyer hereunder.

(vii) Change in Credit and Collection Policy. At least thirty (30) days prior to the effectiveness of any material change in or material amendment to the Credit and Collection Policy, a copy of the Credit and Collection Policy then in effect and a notice (A) indicating such change or amendment, and (B) if such proposed change or amendment would reasonably be expected to adversely affect the collectibility of the Receivables or decrease the credit quality of any newly created Receivables, requesting Buyer’s (or its assigns’) consent thereto (which consent shall not be unreasonably withheld).

(viii) Other Information. Promptly, from time to time, such other information, documents, records or reports relating to the Receivables or the condition or operations, financial or otherwise, of Originator as Buyer (or its assigns) may from time to time reasonably request in order to protect the interests of Buyer (and its assigns) under or as contemplated by this Agreement.

(ix) Availability of Information on S.E.C. Website. Notwithstanding the foregoing, information required to be delivered pursuant to Sections 4.1(a)(i), (ii), (iv) and (v) shall be deemed delivered once such information is available at www.sec.gov and notice of posting thereto has been delivered to the Buyer and its assigns.

(b) Notices. Originator will notify Buyer (or its assigns) in writing of any of the following promptly upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:

(i) Termination Events or Potential Termination Events. The occurrence of each Termination Event and each Potential Termination Event, by a statement of an Authorized Officer of Originator.

(ii) Judgment and Proceedings. (A) The entry of any judgment or decree against Originator or any of its Subsidiaries if the aggregate amount of all judgments and decrees then outstanding against the Originator and its Subsidiaries exceeds $25,000,000 and (B) the institution of any litigation, arbitration proceeding or governmental proceeding against the Originator if the aggregate amount of all such claims against the Originator and its Subsidiaries exceeds $25,000,000.

(iii) Material Adverse Effect. The occurrence of any event or condition that has had, or could reasonably be expected to have, a Material Adverse Effect.

(iv) Termination Date. The occurrence of the Termination Date.

(v) Defaults Under Other Agreements. The occurrence of an event of default under any (i) indenture, (ii) loan agreement or (iii) other Indebtedness of the Originator and its respective Subsidiaries which exceeds $25,000,000 in the aggregate, pursuant to which Originator is a debtor or an obligor and/or the occurrence of an “Event of Default” or “Default” under the Credit Agreement.

(vi) Amendments to Credit Agreement. Any amendment to or any waiver, restatement or replacement of the Credit Agreement, enclosing a copy of such amendment, waiver, restatement or replacement thereof.

(c) Compliance with Laws and Preservation of Corporate Existence. Originator will comply in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply would not result in a Material Adverse Effect. Originator will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where its business is conducted except where the failure to so preserve and maintain or qualify would not result in a Material Adverse Effect.

(d) Audits. Originator will furnish to Buyer (or its assigns) from time to time such information with respect to it and the Receivables as Buyer (or its assigns) may reasonably request. Originator will, from time to time during reasonably regular business hours as requested by Buyer (or its assigns), upon reasonable notice and at the sole cost of Originator, permit Buyer (or its assigns) or their respective agents or representatives, (i) to examine and make copies of and abstracts from all Records in the possession or under the control of Originator relating to the Receivables and the Related Security, including, without limitation, the related Contracts, and (ii) to visit the offices and properties of Originator for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to Originator’s financial condition or the Receivables and the Related Security or Originator’s performance under any of the Transaction Documents or Originator’s performance under the Contracts and, in each case, with any of the officers or employees of Originator having knowledge of such matters. Unless either (i) an Amortization Event shall have occurred and be continuing at the time any such audit is requested by the Administrative Agent, or (ii) the audits previously conducted at the expense of the Originator during such calendar year have not produced audit results reasonably satisfactory to the Administrative Agent, Originator (A) shall not be required to reimburse the Administrative Agent or any of the Purchasers for the costs or expenses in respect of more than one audit by a third party accounting or auditing firm engaged by the Administrative Agent during any calendar year, or (B) shall not be required to reimburse the Administrative Agent or any of the Purchasers for the costs or expenses of such audit in excess of $40,000 for the initial audit, or $30,000 for any subsequent audit.

(e) Keeping and Marking of Records and Books.

(i) Originator will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the immediate identification of each new Receivable and all Collections of and adjustments to each existing Receivable). Originator will give Buyer (or its assigns) notice of any material change in the administrative and operating procedures referred to in the previous sentence.

(ii) Originator will (A) on or prior to the Initial Funding Date, mark its master data processing records and other books and records relating to the Receivables with a legend, acceptable to Buyer (or its assigns), describing Buyer’s ownership interests in the Receivables and further describing the Purchaser Interests of the Administrative Agent (on behalf of the Purchasers) under the Purchase Agreement and (B) upon the request of Buyer (or its assigns), following the occurrence and during the continuance of an Amortization Event or Potential Amortization Event (x) mark each Contract with a legend describing Buyer’s ownership interests in the Receivables and further describing the Purchaser Interests of the Administrative Agent (on behalf of the Purchasers) and (y) deliver to Buyer (or its assigns) or the Servicer on behalf of the Buyer a copy of all Contracts, provided that if (1) the Contract has been fully performed or (2) the Buyer (or its assigns) or the Servicer on behalf of the Buyer so requests following the occurrence of an Amortization Event, the Originator shall deliver to the Buyer (or its assigns) or the Servicer on behalf of the Buyer an original of such Contract (including, without limitation, all multiple originals of any such Contract) relating to the Receivables.

(f) Compliance with Contracts and Credit and Collection Policy. Originator will timely and fully (i) perform and comply with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and (ii) comply in all material respects with the Credit and Collection Policy in regard to each Receivable and the related Contract.

(g) Ownership. Originator will take all necessary action to establish and maintain, irrevocably in Buyer, legal and equitable title to the Receivables, the Related Security and the Collections, free and clear of any Adverse Claims other than Adverse Claims in favor of Buyer (and its assigns) (including, without limitation, the filing of all financing statements under the UCC of all appropriate jurisdictions to perfect Buyer’s interest in such Receivables, Related Security (to the extent covered by Article 9 of the UCC) and Collections and such other action to perfect, protect or more fully evidence the interest of Buyer as Buyer (or its assigns) may reasonably request).

(h) Purchasers’ Reliance. Originator acknowledges that the Administrative Agent and the Purchasers are entering into the transactions contemplated by the Purchase Agreement and the other Transaction Documents in reliance upon Buyer’s identity as a legal entity that is separate from Originator and any Affiliates thereof. Therefore, from and after the date of execution and delivery of this Agreement, Originator will take all reasonable steps including, without limitation, all steps that Buyer or any assignee of Buyer may from time to time reasonably request to maintain Buyer’s identity as a separate legal entity and to make it manifest to third parties that Buyer is an entity with assets and liabilities distinct from those of Originator and any Affiliates thereof and not just a division of Originator. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, Originator (i) will not hold itself out to third parties as liable for the debts of Buyer nor purport to own the Receivables and other assets acquired by Buyer, (ii) will take all other actions necessary on its part to ensure that Buyer is at all times in compliance with the covenants set forth in Section 7.1(i) of the Purchase Agreement and (iii) will cause all tax liabilities arising in connection with the transactions contemplated herein or otherwise to be allocated between Originator and Buyer on an arm’s-length basis and in a manner consistent with the procedures set forth in U.S. Treasury Regulations §§1.1502-33(d) and 1.1552-1.

(i) Collections. Originator will instruct all Obligors to pay all Collections directly to a Lock-Box or Collection Account and will cause (1) all proceeds from all Lock-Boxes to be directly deposited by a Collection Bank into a Collection Account and (2) each Lock-Box and Collection Account to be subject at all times to a Collection Account Agreement that is in full force and effect. In the event any payments relating to Receivables are remitted directly to Originator or any Affiliate of Originator, Originator will remit (or will cause all such payments to be remitted) directly to a Collection Bank for deposit into a Collection Account within two (2) Business Days following receipt thereof and, at all times prior to such remittance, Originator will itself hold or, if applicable, will cause such payments to be held in trust for the exclusive benefit of Buyer and its assigns. Originator will transfer exclusive ownership, dominion and control of each Lock-Box and Collection Account to Buyer and, will not grant the right to take dominion and control of any Lock-Box or Collection Account at a future time or upon the occurrence of a future event to any Person, except to Buyer (or its assigns) as contemplated by this Agreement and the Purchase Agreement.

(j) Taxes. Originator will file all tax returns and reports required by law to be filed by it and promptly pay all taxes and governmental charges at any time owing, except any such taxes which are not yet delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books. Originator shall pay when due any taxes payable in connection with the Receivables arising in respect of the origination of such receivable or otherwise incurred prior to the sale of the Receivables hereunder.

(k) Accounting. Originator will account for the transactions contemplated by this Agreement in its financial statements in a manner that is consistent with the parties’ characterization of such transactions as true sales as described in Section 1.1(c).

(l) Insurance. Originator will maintain in effect, or cause to be maintained in effect, at Originator’s own expense, such casualty and liability insurance covering the Related Equipment as Originator shall deem appropriate in its good faith business judgment. Originator will pay or cause to be paid, the premiums therefor and deliver to each of the Administrative Agent and Buyer evidence satisfactory to the Administrative Agent and Buyer of such insurance coverage. Copies of each policy shall be furnished to the Administrative Agent, any Purchaser and Buyer in certificated form upon the Administrative Agent’s, such Purchaser’s or Buyer’s request. The foregoing requirements shall not be construed to negate, reduce or modify, and are in addition to, Originator’s obligations hereunder.

Section 4.2. Negative Covenants of Originator. Until the date on which this Agreement terminates in accordance with its terms, Originator hereby covenants that:

(a) Name Change, Offices and Records. Originator will not change its name, location (within the meaning of Section 9-307 of any applicable enactment of the UCC) or corporate structure or relocate its chief executive office or any office where material Records (including Contracts) are kept unless it shall have: (i) given the Administrative Agent at least thirty (30) days’ (or such shorter period agreed to by the Buyer and the Administrative Agent) prior written notice thereof and (ii) delivered to the Administrative Agent all instruments and other documents requested by the Administrative Agent to assure the Buyer and the Administrative Agent, for the benefit of itself and the Purchasers, that they continue to have a first priority perfected ownership in the Receivables, the Related Security and the Collections, including, without limitation, if requested by Buyer or the Administrative Agent, Buyer and the Administrative Agent shall have received, prior to such change, an opinion from counsel qualified in the jurisdictions of the new location, in form and substance reasonably satisfactory to Buyer and the Administrative Agent, as to the perfection and preservation of priority of Buyer’s and the Administrative Agent’s ownership or security interest in, the Receivables, the Related Security and the Collections in connection with such change or relocation.

(b) Change in Payment Instructions to Obligors. Originator will not add or terminate any bank as a Collection Bank, or make any change in the instructions to Obligors regarding payments to be made to any Lock-Box or Collection Account, unless Buyer (and its assigns) shall have received, at least five (5) days before the proposed effective date therefor, (i) written notice of such addition, termination or change and (ii) with respect to the addition of a Collection Bank or a Collection Account or Lock-Box, an executed Collection Account Agreement with respect to the new Collection Account or Lock-Box; provided, however, that Originator may make changes in instructions to Obligors regarding payments if such new instructions require such Obligor to make payments to another existing Lock-Box or Collection Account.

(c) Modifications to Contracts and Credit and Collection Policy. Unless otherwise consented by the Administrative Agent, Originator will not make any change to the Credit and Collection Policy that could adversely affect the collectibility of the Receivables or decrease the credit quality of any newly created Receivables. Except as otherwise permitted in its capacity as Servicer pursuant to Article VIII of the Purchase Agreement, Originator will not extend, amend or otherwise modify the terms of any Receivable or any Contract related thereto other than in accordance with the Credit and Collection Policy.

(d) Sales, Liens. Originator will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Receivable, Related Security or Collections, or upon or with respect to any Contract under which any Receivable arises, or any Lock-Box or Collection Account, or assign any right to receive income with respect thereto (other than, in each case, the creation of the interests therein in favor of Buyer provided for herein), and Originator will defend the right, title and interest of Buyer in, to and under any of the foregoing property, against all claims of third parties claiming through or under Originator. Originator shall not create or suffer to exist any mortgage, pledge, security interest, encumbrance, lien, charge or other similar arrangement on any of its inventory.

(e) Accounting for Purchase. Originator will not, and will not permit any Affiliate to, account for or treat (whether in financial statements or otherwise) the transactions contemplated hereby in any manner other than the sale of the Receivables and the Related Security by Originator to Buyer or in any other respect account for or treat the transactions contemplated hereby in any manner other than as a sale of the Receivables and the Related Security by Originator to Buyer except to the extent that such transactions are not recognized on account of consolidated financial reporting in accordance with GAAP.

ARTICLE V

TERMINATION EVENTS

Section 5.1. Termination Events. The occurrence of any one or more of the following events shall constitute a Termination Event:

(a) Originator shall fail (i) to make any payment or deposit required hereunder when due and such failure continues for three (3) Business Days, or (ii) to perform or observe any term, covenant or agreement hereunder (other than as referred to in clause (i) of this paragraph (a)) or any other Transaction Document to which it is a party and such failure shall continue for three (3) consecutive Business Days after the Originator (I) obtains Knowledge of such failure or (II) in the ordinary exercise of any such Authorized Officer’s customary duties, reasonably should have obtained Knowledge of such failure.

(b) Any representation, warranty, certification or statement made by Originator in this Agreement, any other Transaction Document or in any other document delivered pursuant hereto or thereto shall prove to have been incorrect in any material respect (or, in the case of any representation, warranty, certification or statement that is subject to a Material Adverse Effect or other materiality qualifier, such representation, warranty, certification or statement or warranty as stated shall prove to be incorrect) when made or deemed made.

(c) (i) Originator or any of its Significant Subsidiaries shall generally not pay its debts as such debts become due or shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors; or (ii) any proceeding shall be instituted by or against Originator or any of its Significant Subsidiaries seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property and in the case of any such proceeding instituted against Originator (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of thirty (30) days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or (iii) Originator or any of its Significant Subsidiaries shall take any corporate or limited liability company action to authorize any of the actions set forth in the foregoing clauses (i) or (ii) of this subsection (d).

(d) A Change of Control shall occur.

(e) One or more final judgments for the payment of money in an amount in excess of $75,000,000, individually or in the aggregate, shall be entered against Originator and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be a Termination Event under this Section 5.1(e) to the extent that and for so long as (i) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of, and has not declined the claim made for payment of, the amount of such judgment or order.

Section 5.2. Remedies. Upon the occurrence and during the continuation of a Termination Event, Buyer may take any of the following actions: (i) declare the Termination Date to have occurred, whereupon the Termination Date shall forthwith occur, without demand, protest or further notice of any kind, all of which are hereby expressly waived by Originator; provided, however, that upon the occurrence of a Termination Event described in Section 5.1(d), or of an actual or deemed entry of an order for relief with respect to Originator under the Federal Bankruptcy Code, the Termination Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by Originator and (ii) to the fullest extent permitted by applicable law, declare that the Default Fee shall accrue with respect to any amounts then due and owing by Buyer to Originator. The aforementioned rights and remedies shall be in addition to all other rights and remedies of Buyer and its assigns available under this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including, without limitation, all rights and remedies provided under the UCC, all of which rights shall be cumulative.

Section 5.3. Cooperation With Respect to Contests of Certain Indemnified Amounts. If the Originator determines in good faith that a reasonable basis exists for contesting any Indemnified Amounts attributable to taxes for which the Originator has indemnified an Indemnified Party pursuant to Section 5.1, such Indemnified Party shall make a good faith effort to cooperate with the Originator in challenging such Indemnified Amounts at the Originator’s expense if so requested in writing.

ARTICLE VI

INDEMNIFICATION

Section 6.1. Indemnities by Originator. Without limiting any other rights that Buyer may have hereunder or under applicable law, Originator hereby agrees to indemnify (and pay upon demand to) Buyer and its assigns, officers, directors, agents and employees (each, an “Indemnified Party”) from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys’ fees (which attorneys may be employees of Buyer) and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of this Agreement or the acquisition, either directly or indirectly, by Buyer of an interest in the Receivables, excluding, however in all of the foregoing instances:

(i) Indemnified Amounts to the extent that such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification;

(ii) Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor;

(iii) taxes imposed by the jurisdiction in which such Indemnified Party’s principal executive office is located, on or measured by the overall net income of such Indemnified Party to the extent that the computation of such taxes is consistent with the characterization for income tax purposes of the acquisition by the Purchasers of Purchaser Interests under the Purchase Agreement as a loan or loans by the Purchasers to Buyer secured by the Receivables, the Related Security, the Collection Accounts and the Collections; or

(iv) any claim by any Indemnified Party against another Indemnified Party Without limiting the generality of the foregoing indemnification, Originator shall indemnify the Indemnified Parties for Indemnified Amounts (including, without limitation, losses in respect of uncollectible Receivables, regardless of whether reimbursement therefor would constitute recourse to Originator) relating to or resulting from:

(i) any representation or warranty made by Originator (or any officers of Originator) under or in connection with this Agreement, any other Transaction Document or any other information or report delivered by Originator pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made;

(ii) the failure by Originator, to comply with any applicable law, rule or regulation with respect to any Receivable or Contract related thereto, or the nonconformity of any Receivable or Contract included therein with any such applicable law, rule or regulation or any failure of Originator to keep or perform any of its obligations, express or implied, with respect to any Contract;

(iii) any failure of Originator to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document;

(iv) any products liability, personal injury or damage suit, or other similar claim arising out of or in connection with merchandise, insurance or services that are the subject of any Contract or any Receivable;

(v) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or service related to such Receivable or the furnishing or failure to furnish such merchandise or services;

(vi) the commingling of Collections of Receivables at any time with other funds;

(vii) any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document, the transactions contemplated hereby, the use of the proceeds of the Purchase, the ownership of the Receivables or any other investigation, litigation or proceeding relating to Originator in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;

(viii) any inability to litigate any claim against any Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;

(ix) any Termination Event described in Section 5.1(d);

(x) any failure to vest and maintain vested in Buyer, or to transfer to Buyer, legal and equitable title to, and ownership of, the Receivables, the Related Security and the Collections, free and clear of any Adverse Claim;

(xi) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction with respect to any Receivable, the Related Security and Collections with respect thereto, and the proceeds of any thereof, whether at the time of the Purchase or at any subsequent time;

(xii) any action or omission by Originator which reduces or impairs the rights of Buyer (or any of its assigns) with respect to any Receivable or the value of any such Receivable; and

(xiii) any attempt by any Person to void the Purchase hereunder under statutory provisions or common law or equitable action.

Section 6.2. Other Costs and Expenses. Originator shall pay to Buyer on demand any and all costs and expenses of Buyer, if any, including reasonable counsel fees and expenses in connection with the enforcement of this Agreement and the other documents (including any amendments hereto or thereto) delivered hereunder and in connection with any restructuring or workout of this Agreement or such documents, or the administration of this Agreement following the occurrence of a Termination Event.

ARTICLE VII

MISCELLANEOUS

Section 7.1. Waivers and Amendments.

(a) No failure or delay on the part of Buyer (or its assigns) in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

(b) No provision of this Agreement or the Subordinated Note may be amended, supplemented, modified or waived except in writing signed by Originator and Buyer and, to the extent required under the Purchase Agreement, the Administrative Agent and the Financial Institutions or the Required Financial Institutions.

Section 7.2. Notices. Except as provided below, all communications and notices provided for hereunder shall be in writing (including bank wire, telecopy or electronic facsimile transmission or similar writing) and shall be given to the other parties hereto at their respective addresses or telecopy numbers set forth on the signature pages hereof or at such other address or telecopy number as such Person may hereafter specify for the purpose of notice to each of the other parties hereto. Each such notice or other communication shall be effective (i) if given by telecopy, upon the receipt thereof, (ii) if given by mail, three (3) Business Days after the time such communication is deposited in the mail with first class postage prepaid or (iii) if given by any other means, when received at the address specified in this Section 7.2.

Section 7.3. Protection of Ownership Interests of Buyer.

(a) Originator agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may be necessary or desirable, or that Buyer (or its assigns) may request, to perfect, protect or more fully evidence the interests of Buyer in the Receivables, the Related Security and the Collections, or to enable Buyer (or its assigns) to exercise and enforce their rights and remedies hereunder. At any time, Buyer (or its assigns) may, at Originator’s sole cost and expense, direct Originator to notify the Obligors of Receivables of the ownership interests of Buyer under this Agreement and may also direct that payments of all amounts due or that become due under any or all Receivables be made directly to Buyer or its designee.

(b) If Originator fails to perform any of its obligations hereunder, Buyer (or its assigns) may (but shall not be required to) perform, or cause performance of, such obligation, and Buyer’s (or such assigns’) costs and expenses incurred in connection therewith shall be payable by Originator as provided in Section 6.2. Originator irrevocably authorizes Buyer (and its assigns) at any time and from time to time in the sole discretion of Buyer (or its assigns), and Originator hereby appoints Buyer (and its assigns) as its attorney(es)-in-fact, to act on behalf of Originator (i) to execute on behalf of Originator as debtor and to file financing statements and amendments thereto necessary or desirable in Buyer’s (or its assigns’) sole discretion to perfect and to maintain the perfection and priority of the interest of Buyer in the Receivables, the Related Security and the Collections and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Receivables as a financing statement in such offices as Buyer (or its assigns) in their sole discretion deem necessary or desirable to perfect and to maintain the perfection and priority of Buyer’s interests in the Receivables, the Related Security and the Collections. This appointment is coupled with an interest and is irrevocable.

Section 7.4. Confidentiality.

(a) Originator shall maintain and shall cause each of its employees and officers to maintain the confidentiality of this Agreement and the other confidential proprietary information with respect to the Administrative Agent and PARCO and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that Originator and its officers and employees may disclose such information to Originator’s external accountants and attorneys and as required by any applicable law or order of any judicial or administrative proceeding or in connection with any legal or other proceeding brought to enforce its rights or defend itself hereunder.

(b) Anything herein to the contrary notwithstanding, Originator hereby consents to the disclosure of any nonpublic information with respect to it (i) to Buyer, the Administrative Agent, the Financial Institutions or PARCO by each other, (ii) by Buyer, the Administrative Agent or the Purchasers to any prospective or actual assignee or participant of any of them or (iii) by the Administrative Agent to any rating agency, Commercial Paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to PARCO or any entity organized for the purpose of purchasing, or making loans secured by, financial assets for which JPMorgan Chase Bank, N.A. acts as the administrative agent and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing. In addition, the Purchasers and the Administrative Agent may disclose any such nonpublic information pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law). Notwithstanding the foregoing, if and to the extent legal counsel for Originator or Buyer shall conclude that, in order for Originator or Buyer to be in compliance with law, this Agreement and/or other confidential or proprietary information must be disclosed, Originator or Buyer shall be permitted to disclose this Agreement and/or other confidential or proprietary information, as required.

Section 7.5. Bankruptcy Petition.

(a) Originator and Buyer each hereby covenants and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior Indebtedness of PARCO, it will not institute against, or join any other Person in instituting against, PARCO any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

(b) Originator hereby covenants and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior Indebtedness of Buyer, it will not institute against, or join any other Person in instituting against, Buyer any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

Section 7.6. CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK.

Section 7.7. CONSENT TO JURISDICTION. EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH PERSON PURSUANT TO THIS AGREEMENT AND EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF BUYER (OR ITS ASSIGNS) TO BRING PROCEEDINGS AGAINST ORIGINATOR IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ORIGINATOR AGAINST BUYER (OR ITS ASSIGNS) OR ANY AFFILIATE THEREOF INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY ORIGINATOR PURSUANT TO THIS AGREEMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.

Section 7.8. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY ORIGINATOR PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

Section 7.9. Integration; Binding Effect; Survival of Terms.

(a) This Agreement and each other Transaction Document contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

(b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy). This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by Originator pursuant to Article II, (ii) the indemnification and payment provisions of Article VI, and Section 7.5 shall be continuing and shall survive any termination of this Agreement.

Section 7.10. Counterparts; Severability; Section References. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule” or “Exhibit” shall mean articles and sections of, and schedules and exhibits to, this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

BECKMAN COULTER, INC.

By:	/s/ ROGER B. PLOTKIN
Name:
Title:

Address:	4300 N. Harbor Blvd., M/S B-34-D P.O. Box 3100 Fullerton, CA 92834-3100 Facsimile: (714) 773-6840 Attention: Roger Plotkin

BECKMAN COULTER FINANCE COMPANY, LLC

By:	/s/ ROGER B. PLOTKIN
Name:
Title:

Address:	4300 N. Harbor Blvd., M/S B-34-D P.O. Box 3100 Fullerton, CA 92834-3100 Facsimile: (714) 773-6840 Attention: Roger Plotkin

Exhibit I

Definitions

This is Exhibit I to the Agreement (as hereinafter defined). As used in the Agreement and the Exhibits, Schedules and Annexes thereto, capitalized terms have the meanings set forth in this Exhibit I (such meanings to be equally applicable to the singular and plural forms thereof). If a capitalized term is used in the Agreement, or any Exhibit, Schedule or Annex thereto, and not otherwise defined therein or in this Exhibit I, such term shall have the meaning assigned thereto in Exhibit I to the Purchase Agreement.

“Administrative Agent” has the meaning set forth in the Preliminary Statements to the Agreement.

“Agreement” means the Receivables Sale Agreement, dated as of October 31, 2007, between Originator and Buyer, as the same may be amended, restated or otherwise modified.

“Buyer” has the meaning set forth in the preamble to the Agreement.

“Calculation Period” means each calendar month or portion thereof which elapses during the term of the Agreement. The first Calculation Period shall commence on the date of the Purchase of Receivables hereunder and the final Calculation Period shall terminate on the Termination Date.

“Consolidated” means the consolidation of accounts in accordance with GAAP.

“Credit and Collection Policy” means Originator’s credit and collection policies and practices relating to Contracts and Receivables existing on the date hereof and summarized in Schedule D, as modified from time to time in accordance with the Agreement.

“Default Fee” means a per annum rate of interest equal to the sum of (i) the Prime Rate, plus (ii) 2.0% per annum.

“Dilutions” means, at any time, the aggregate amount of reductions or cancellations described in Section 1.3(a) of the Agreement.

“Discount Factor” initially means 9.0%. Originator and Buyer may agree from time to time to change the Discount Factor based on changes in one or more of the following items affecting the calculation thereof: (i) the time value of money based upon the anticipated dates of collection of the Receivables and the cost to Buyer of financing its investment in the Receivables during such period and (ii) the risk of nonpayment by the Obligors; provided that any change to the Discount Factor shall take effect as of the commencement of a Calculation Period, shall apply only prospectively and shall not affect the Purchase Price payment in respect of Receivables which came into existence during any Calculation Period ending prior to the Calculation Period during which Originator and Buyer agree to make such change.

“EBITDA” means, for any period, net income (or net loss) for such period plus the sum of (i) Interest Expense for such period, (ii) income and franchise tax expense for such period, (c) depreciation expense for such period, (d) amortization expense for such period, and (e) extraordinary charges and special, one-time charges for such period but only to the extent not in excess of 20.0% of EBITDA for such period calculated without giving effect to this clause (e), in each case determined in accordance with GAAP.

Exh. I-1

“Federal Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as amended and any successor statute thereto.

“Initial Funding Date” means the date of the initial Incremental Purchase under the Purchase Agreement.

“Knowledge” means in relation to the Originator, actual knowledge by any Authorized Officer, Secretary, General Counsel, or any other senior officer in a department or unit of the Originator that has responsibility for administering, monitoring or directing the performance by the Originator of its obligations under this Agreement.

“Limited Liability Company Agreement” means that that certain limited liability company agreement establishing Beckman Coulter Finance Company, LLC dated as of October 31, 2007.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on (i) the financial condition or operations of such Person and its Subsidiaries, (ii) the ability of such Person to perform its obligations under the Agreement or any other Transaction Document, (iii) the legality, validity or enforceability of the Agreement or any other Transaction Document, (iv) Originator’s, Buyer’s, the Administrative Agent’s or any Purchaser’s interest in the Receivables generally or in any material portion of the Receivables, the Related Security or Collections with respect thereto, or (v) the collectibility of the Receivables generally or of any material portion of the Receivables.

“Net Worth” means as of the last Business Day of each Calculation Period preceding any date of determination, the excess, if any, of (a) the aggregate Outstanding Balance of the Receivables at such time, over (b) the sum of (i) the aggregate Capital outstanding at such time, plus (ii) the aggregate outstanding principal balance of the Subordinated Loans (including any Subordinated Loan proposed to be made on the date of determination).

“Original Balance” means, with respect to any Receivable, the Outstanding Balance of such Receivable on the date it was purchased by Buyer.

“Originator” has the meaning set forth in the preamble to the Agreement.

“PARCO” has the meaning set forth in the Preliminary Statements to the Agreement.

“Potential Termination Event” means an event which, with the passage of time or the giving of notice, or both, would constitute a Termination Event.

“Purchase” means the purchase or contribution under the Agreement by Buyer from Originator of the Receivables, the Related Security and the Collections related thereto, together with all related rights in connection therewith.

“Purchase Agreement” has the meaning set forth in the Preliminary Statements to the Agreement.

“Purchased Assets” has the meaning set forth in Section 1.1(a) of the Agreement.

“Purchase Price” means, with respect to any Purchase on any date, the aggregate price to be paid by Buyer to Originator for such Purchase in accordance with Section 1.2 of the Agreement for the Receivables, Collections and Related Security being sold to Buyer on such date, which price shall equal (i) the product of (x) the Original Balance of such Receivables, multiplied by (y) one minus the Discount Factor then in effect, minus (ii) any Purchase Price Credits to be credited against the Purchase Price otherwise payable in accordance with Section 1.3 of the Agreement.

Exh. I-2

“Purchase Price Credit” has the meaning set forth in Section 1.3 of the Agreement.

“Purchaser” means PARCO or a Financial Institution, as applicable.

“Receivable” means the indebtedness and other obligations owed to Originator (at the time it arises and before giving effect to any transfer or conveyance under the Agreement) or Buyer (after giving effect to the transfers hereunder) whether constituting an account, chattel paper, instrument or general intangible, arising in connection with the sale of inventory and the rendering of services by Originator and includes, without limitation, the obligation to pay any Finance Charges with respect thereto. Indebtedness and other rights and obligations arising from any one transaction, including, without limitation, indebtedness and other rights and obligations represented by an individual invoice, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other rights and obligations arising from any other transaction; provided further, that any indebtedness, rights or obligations referred to in the immediately preceding sentence shall be a Receivable regardless of whether the account debtor or Originator treats such indebtedness, rights or obligations as a separate payment obligation.

“Related Security” means, with respect to any Receivable:

(i)	all of Originator’s interest in the inventory and goods (including returned or repossessed inventory or goods), if any, the sale, financing or lease of which by Originator gave rise to such Receivable, and all insurance contracts with respect thereto,

(ii)	all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable,

(iii)	all guaranties, letters of credit, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise,

(iv)	all service contracts and other contracts and agreements associated with such Receivable,

(v)	all Records related to such Receivable,

(vi)	all of Originator’s right, title and interest in, to and under the Receivables Sale Agreement in respect of such Receivable, and

(vii)	all proceeds of any of the foregoing.

“Required Capital Amount” means, at any time, an amount equal to 10.0% of the Outstanding Balance at such time of all Receivables that shall have been acquired by the Buyer hereunder.

Exh. I-3

“Significant Subsidiary” means each Subsidiary of the Originator now existing or hereafter acquired or formed, and each successor thereto, which accounts for more than 5.0% of (i) the Consolidated gross revenues of the Originator and its Subsidiaries, (ii) Consolidated EBITDA of the Originator and its Subsidiaries or (iii) the Consolidated assets of the Originator and its Subsidiaries, in each case, as of the last day of the most recently completed fiscal quarter of the Originator with respect to which, pursuant to clauses (i) or (ii) of Section 4.1(a), financial statements have been, or are required to have been, delivered by the Originator.

“Subordinated Loan” has the meaning set forth in Section 1.2(a) of the Agreement.

“Subordinated Note” means a promissory note in substantially the form of Exhibit III hereto as more fully described in Section 1.2 of the Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Termination Date” means the earliest to occur of (i) the Liquidity Termination Date, (ii) the Facility Termination Date, (iii) the occurrence of a Termination Event set forth in Section 5.1, and (iv) the date which is 30 Business Days after Buyer’s receipt of written notice from Originator that it wishes to terminate the facility evidenced by this Agreement.

“Termination Event” has the meaning set forth in Section 5.1 of the Agreement.

All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

Exh. I-4

Exhibit II

Form of Compliance Certificate

This Compliance Certificate is furnished pursuant to that certain Receivables Sale Agreement dated as of October 31, 2007, between Beckman Coulter, Inc. (“Originator”) and Beckman Coulter Finance Company, LLC (the “Agreement”). Capitalized terms used and not otherwise defined herein are used with the meanings attributed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected [                    ] of Originator.

2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of Originator and its Subsidiaries during the accounting period covered by the attached financial statements.

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Termination Event or a Potential Termination Event, as each such term is defined under the Agreement, during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below.

4. Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Originator has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this [    ] day of [                    ], 20[__].

[Name]

Exh. II-1

Exhibit III

Form of Subordinated Note

SUBORDINATED NOTE

October 31, 2007

1. Note. FOR VALUE RECEIVED, the undersigned, Beckman Coulter Finance Company, LLC, a Delaware limited liability company (“SPV”), hereby unconditionally promises to pay to the order of Beckman Coulter, Inc., a Delaware corporation (“Originator”), in lawful money of the United States of America and in immediately available funds, on the date following the Termination Date which is one year and one day after the date on which (i) the Outstanding Balance of all Receivables sold under the “Sale Agreement” referred to below has been reduced to zero and (ii) Originator has paid to Buyer all indemnities, adjustments and other amounts which may be owed thereunder in connection with the Purchase (the “Collection Date”), the aggregate unpaid principal sum outstanding of all Subordinated Loans made from time to time by Originator to SPV pursuant to and in accordance with the terms of that certain Receivables Sale Agreement dated as of October 31, 2007 between Originator and SPV (as amended, restated, supplemented or otherwise modified from time to time, the “Sale Agreement”). Reference to Section 1.2 of the Sale Agreement is hereby made for a statement of the terms and conditions under which the loans evidenced hereby have been and will be made. All terms which are capitalized and used herein and which are not otherwise specifically defined herein shall have the meanings ascribed to such terms in the Sale Agreement.

2. Interest. SPV further promises to pay interest on the outstanding unpaid principal amount hereof from the date hereof until payment in full hereof at a rate equal to the Prime Rate; provided, however, that if SPV shall default in the payment of any principal hereof, SPV promises to pay, on demand, interest at a rate equal to the sum of the Prime Rate plus 2.0% per annum on any such unpaid amounts, from the date such payment is due to the date of actual payment. Interest shall be payable on the first Business Day of each month in arrears; provided, however, that SPV may elect on the date any interest payment is due hereunder to defer such payment and upon such election the amount of interest due but unpaid on such date shall constitute principal under this Subordinated Note. The outstanding principal of any loan made under this Subordinated Note shall be due and payable on the Collection Date and may be repaid or prepaid at any time without premium or penalty.

3. Principal Payments. Originator is authorized and directed by SPV to enter on the grid attached hereto, or, at its option, in its books and records, the date and amount of each loan made by it which is evidenced by this Subordinated Note and the amount of each payment of principal made by SPV, and absent manifest error, such entries shall constitute prima facie evidence of the accuracy of the information so entered; provided that neither the failure of Originator to make any such entry or any error therein shall expand, limit or affect the obligations of SPV hereunder.

4. Subordination. The indebtedness evidenced by this Subordinated Note is subordinated to the prior payment in full of all of SPV’s recourse obligations under that certain Receivables Purchase Agreement dated as of October 31, 2007 by and among SPV, Originator, as Servicer, various “Purchasers” from time to time party thereto, and JPMorgan Chase Bank, N.A., as the “Administrative Agent” (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”). The subordination provisions contained herein are for the direct benefit of, and may be enforced by, the Administrative Agent and the Purchasers and/or any of their respective assignees (collectively, the “Senior Claimants”) under the Purchase Agreement. Until the date on which

Exh. III-1

all “Capital” outstanding under the Purchase Agreement has been repaid in full and all other obligations of SPV and/or the Servicer thereunder and under the “Fee Letter” referenced therein (all such obligations, collectively, the “Senior Claim”) have been indefeasibly paid and satisfied in full, Originator shall not exercise any remedy under this Subordinated Note or take any action or proceeding to enforce the same and shall not demand, accelerate, sue for, take, receive or accept from SPV, directly or indirectly, in cash or other property or by set-off or any other manner (including, without limitation, from or by way of collateral) any payment or security of all or any of the indebtedness under this Subordinated Note or exercise any remedies or take any action or proceeding to enforce the same; provided, however, that (i) Originator hereby agrees that it will not institute against SPV any proceeding of the type described in Section 5.1(d) of the Sale Agreement unless and until the Collection Date has occurred and (ii) nothing in this paragraph shall restrict SPV from paying, or Originator from requesting, any payments under this Subordinated Note so long as SPV is not required under the Purchase Agreement to set aside for the benefit of, or otherwise pay over to, the funds used for such payments to any of the Senior Claimants and further provided that the making of such payment would not otherwise violate the terms and provisions of the Purchase Agreement. Should any payment, distribution or security or proceeds thereof be received by Originator in violation of the immediately preceding sentence, Originator agrees that such payment shall be segregated, received and held in trust for the benefit of, and deemed to be the property of, and shall be immediately paid over and delivered to the Administrative Agent for the benefit of the Senior Claimants.

5. Bankruptcy; Insolvency. Upon the occurrence of any proceeding of the type described in Section 5.1(d) of the Sale Agreement involving SPV as debtor, then and in any such event the Senior Claimants shall receive payment in full of all amounts due or to become due on or in respect of Capital and the Senior Claim (including “CP Costs” and “Yield” as defined and as accruing under the Purchase Agreement after the commencement of any such proceeding, whether or not any or all of such CP Costs or Yield is an allowable claim in any such proceeding) before Originator is entitled to receive payment on account of this Subordinated Note, and to that end, any payment or distribution of assets of SPV of any kind or character, whether in cash, securities or other property, in any applicable insolvency proceeding, which would otherwise be payable to or deliverable upon or with respect to any or all indebtedness under this Subordinated Note, is hereby assigned to and shall be paid or delivered by the Person making such payment or delivery (whether a trustee in bankruptcy, a receiver, custodian or liquidating trustee or otherwise) directly to the Administrative Agent for application to, or as collateral for the payment of, the Senior Claim until such Senior Claim shall have been paid in full and satisfied.

6. Amendments. This Subordinated Note shall not be amended or modified except in accordance with Section 7.1 of the Sale Agreement. The terms of this Subordinated Note may not be amended or otherwise modified without the prior written consent of the Administrative Agent for the benefit of the Purchasers.

7. GOVERNING LAW. THIS SUBORDINATED NOTE HAS BEEN MADE AND DELIVERED AT FULLERTON, CALIFORNIA, AND SHALL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE LAWS AND DECISIONS OF THE STATE OF NEW YORK. WHEREVER POSSIBLE EACH PROVISION OF THIS SUBORDINATED NOTE SHALL BE INTERPRETED IN SUCH MANNER AS TO BE EFFECTIVE AND VALID UNDER APPLICABLE LAW, BUT IF ANY PROVISION OF THIS SUBORDINATED NOTE SHALL BE PROHIBITED BY OR INVALID UNDER APPLICABLE LAW, SUCH PROVISION SHALL BE INEFFECTIVE TO THE EXTENT OF SUCH PROHIBITION OR INVALIDITY, WITHOUT INVALIDATING THE REMAINDER OF SUCH PROVISION OR THE REMAINING PROVISIONS OF THIS SUBORDINATED NOTE.

Exh. III-2

8. Waivers. All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor. Originator additionally expressly waives all notice of the acceptance by any Senior Claimant of the subordination and other provisions of this Subordinated Note and expressly waives reliance by any Senior Claimant upon the subordination and other provisions herein provided.

9. Assignment. This Subordinated Note may not be assigned, pledged or otherwise transferred to any party other than Originator without the prior written consent of the Administrative Agent, and any such attempted transfer shall be void.

BECKMAN COULTER FINANCE COMPANY, LLC

By:
Title:

Exh. III-3

Schedule

to

SUBORDINATED NOTE

SUBORDINATED LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Subordinated Loan	Amount of Principal Paid	Unpaid Principal Balance	Notation made by

Exh. III-4

Schedule A

Chief Executive Office; Places of Business; Locations of Records;

Federal Employer Identification Number(s); Other Names

Chief Executive Office of each Seller Party:

Beckman Coulter Finance Company, LLC

4300 N. Harbor Blvd.

Fullerton, CA 92835

Beckman Coulter, Inc.

4300 N. Harbor Blvd.

Fullerton, CA 92835

Principal Places of Business of each Seller Party:

Beckman Coulter Finance Company, LLC:	Chief Executive Office

Beckman Coulter, Inc.:	Chief Executive Office

Locations of Records:

Beckman Coulter Finance Company, LLC:	Chief Executive Office

Beckman Coulter, Inc.:	Chief Executive Office, and

200 S. Kraemer Blvd.
Brea, CA 92822

11800 S. W. 147th Ave
Miami, Fl 33196-2500

1000 Lake Hazeltine Dr.
Chaska, MN 55318

Federal Employer Identification Number of Each Seller Party:

Beckman Coulter Finance Company, LLC:	95-1040600

Beckman Coulter, Inc.:	95-1040600

Sch. A-1

Schedule B

Lock-boxes; Collection Accounts; Collection Banks

Original Name on the Lock- Box Account	Collection Account Bank	Lock-Box Number and Address	Lock-Box Account Number
Beckman Coulter, Inc.	Mellon Bank	Beckman Coulter, Inc. Dept. CH 10164 Palatine, IL 60055-0164	#140-4460

Sch. B-1

Schedule C

Closing List

Sch. C-1

Schedule D

Credit and Collection Policy

Sch. D-1